                                                                    Exhibit 99.5

                                   ATMI, INC.

INDEX TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT
                                    SCHEDULE

                                                                                             Page
                                                                                             ----
Report of Ernst & Young LLP                                                                   2
Report of Deloitte & Touche, LLP                                                              3
Report of PriceWaterhouse LLP                                                                 4
Reports of Arthur Andersen LLP                                                                5
Reports of Rath, Anders, Dr. Wanner and Partner (GbR)                                         7

Audited Financial Statements and Schedule                                                     9

Supplemental Consolidated Balance Sheets - December 31, 1998 and 1997
Supplemental Consolidated Statements of Income for the years ended December 31,
 1998, 1997, and 1996                                                                         10
Supplemental Consolidated Statements of Stockholders' Equity for the years ended
 December 31, 1996, 1997, and 1998                                                            11
Supplemental Consolidated Statements of Cash Flows for the years ended December
 31, 1996, 1997, and 1998                                                                     12
Notes to Supplemental Consolidated Financial Statements                                       13
Schedule II - Valuation and Qualifying Accounts                                               32

Unaudited Financial Statements

Supplemental Consolidated Balance Sheets - September 30, 1999 and December 31,
 1998                                                                                         33
Supplemental Consolidated Statements of Income for the nine months ended
 September 30, 1999 and 1998                                                                  34
Supplemental Consolidated Statements of Cash Flows for the nine months ended
 September 30, 1999 and 1998                                                                  35
Notes to Supplemental Consolidated Interim Financial Statements                               36

                         Report of Independent Auditors

The Board of Directors and Stockholders of
ATMI, Inc.

We have audited the supplemental consolidated balance sheets of ATMI, Inc. as of December 31, 1998 and 1997, and the related supplemental consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also included the financial statement schedule listed in the index. The supplemental consolidated financial statements and schedule give retroactive effect to the mergers of ATMI, Inc. with NewForm N.V. ("NewForm") and MST Analytics Inc. ("MST") on November 24, 1999 and November 29, 1999, respectively, which have been accounted for using the pooling of interests method as described in the notes to the supplemental consolidated financial statements. These supplemental consolidated financial statements are the responsibility of the management of ATMI, Inc. Our responsibility is to express an opinion on these supplemental consolidated financial statements and schedule based on our audits. We did not audit the financial statements or Valuation and Qualifying Accounts Schedule Data of MST, a wholly-owned subsidiary, as of December 31, 1998 and 1997 or for the year ended December 31, 1998, which statements reflect total assets consisting of 6% and 7% as of December 31, 1998 and 1997, respectively, and reflect revenues consisting of 12% for the year ended December 31, 1998 of the related supplemental consolidated financial statements. Nor did we audit the financial statements of NOW Technologies, Inc. ("NOW"), a wholly owned subsidiary, as of March 31, 1998, which statements reflect total assets constituting 7% at March 31, 1998 and reflect revenues constituting 8% and 7% for the years ended March 31, 1998 and 1997, respectively, of the related supplemental consolidated financial statements (which were combined with the accounts of ATMI, Inc. at December 31, 1997 and for the two years then ended). Nor did we audit the financial statements or Valuation and Qualifying Accounts Schedule Data of Lawrence Semiconductor Laboratories, Inc., ("Lawrence"), a wholly-owned subsidiary, which statements reflect revenues constituting 13% of the related supplemental consolidated financial statement total for the year ended December 31, 1996. Those statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to data included for MST, NOW and Lawrence is based solely on the reports of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of ATMI, Inc. at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, after giving retroactive effect to the mergers of NewForm and MST, as described in the notes to the supplemental consolidated financial statements, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related supplemental consolidated financial statement schedule, when considered in relation to the basic supplemental consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


                                /s/ ERNST & YOUNG LLP

Stamford, Connecticut
January 11, 2000

                           INDEPENDENT AUDITORS REPORT

Board of Directors
NOW Technologies, Inc. and Subsidiaries
Bloomington, Minnesota

     We have audited the consolidated balance sheet (not presented herein) of NOW Technologies, Inc. and Subsidiaries (the Company) as of March 31, 1998 and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended March 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 1998 and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1998, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE, LLP
Minneapolis, Minnesota
May 1, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
of Lawrence Semiconductor Laboratories, Inc. and Affiliate

     In our opinion, the combined statements of income and retained earnings and of cash flows of Lawrence Semiconductor Laboratories, Inc. and Affiliate (not presented separately herein) present fairly, in all material respects, the results of operations and cash flows of Lawrence Semiconductor Laboratories, Inc. and Affiliate for the year ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP
Phoenix, Arizona
May 17, 1997, except for the last paragraph of Note 3
which is as of July 29, 1997 and
the last paragraph of Note 6 which
is as of December 18, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
MST Analytics, Inc.


We have audited the consolidated balance sheet of MST ANALYTICS, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of MST Micro-Sensor-Technologie GmbH, Hohenschaftlarn and Sensoric Gesellschaft fur angewandte Elektrochemie mbh & Co. KG, Hohenschaftlarn, wholly and majority-owned subsidiaries, respectively, which statements reflect total assets and total revenues of 55% and 47%, respectively, of the related consolidated totals. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for those entities, is solely based on the report of the other auditors.

We conducted our audit in accordance with generally accepted accounting principles. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of MST Analytics, Inc. and Subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP
Chicago, Illinois
May 28, 1999

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
MST Analytics, Inc.


We have audited the consolidated balance sheet of MST ANALYTICS, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of MST Analytics, Inc. and Subsidiaries as of December 31, 1997, in conformity with generally accepted accounting principles.

The consolidated statements of operations, stockholders' equity and cash flows for the period from January 3, 1997, to December 31, 1997, were not audited by us and, accordingly, we do not express an opinion on them.


/s/ Arthur Andersen LLP
Chicago, Illinois
March 11, 1998

                                     OPINION



MST Micro-Sensor-Technologie GmbH
Hohenschaftlarn, Germany


A. Opinion

We have conducted a full audit of MST Micro-Sensor-Technologie GmbH, Hohenschaftlarn, (in the following called "MST" or "Company"), expressed in Deutsche Mark (DM), as of December 31, 1998.

(1) These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

(2) We have conducted our audit in accordance with generally accepted auditing standards in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

(3) The reporting package does not present all disclosures required under US-GAAP, e.g. no cash flow statement and no tax rationalization form have been prepared.

(4) On the basis of our audit we certify that the documents attached to this clearance have been issued in compliance with the methods and principles accepted by US-GAAP.



Munich, January 22, 1999

/s/ Kabisch                                         /s/ Metzler

Dipl.-Kfm. Kabisch                                  Dipl.-Kfm. Metzler
Vereidigter Buchprufer                              Wirtschaftsprufer

                                     OPINION



Sensoric Gesellschaft fur angewandte
Elektrochemie mbh Co. KG
Hohenschaftlarn


A. Opinion

We have conducted a full audit of Sensoric Gesellschaft fur angewandte Elektrochemie mbh & Co. KG, Hohenschaftlarn, (in the following called "Sensoric" or "Company"), expressed in Deutsche Mark (DM), as of December 31, 1998.

(1) These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

(2) We have conducted our audit in accordance with generally accepted auditing standards in the United States. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

(3) The reporting package does not present all disclosures required under US-GAAP, e.g. no cash flow statement and no tax rationalization form have been prepared.

(4) On the basis of our audit we certify that the documents attached to this clearance have been issued in compliance with the methods and principles accepted by US-GAAP.



Munich, January 22, 1999

/s/ Kabisch                                         /s/ Metzler

Dipl.-Kfm. Kabisch                                  Dipl.-Kfm. Metzler
Vereidigter Buchprufer                              Wirtschaftsprufer

                                   ATMI, INC.

                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS

                                                                           December 31,
                                                                   ----------------------------
                                                                       1998           1997
                                                                   -------------  -------------
ASSETS
Current assets:
  Cash and cash equivalents (Note 1) ............................  $ 21,618,000   $ 15,442,000
  Marketable securities (Note 2) ................................    64,551,000     17,461,000
  Accounts receivable, net of allowance for doubtful accounts of
    $959,000 in 1998, and $1,487,000 in 1997 (Note 3) ...........    25,708,000     36,425,000
  Inventories (Notes 4) .........................................    19,216,000     18,412,000
  Other..........................................................     7,979,000      5,790,000
                                                                 -----------------------------
     Total current assets .......................................   139,072,000     93,530,000
Property and equipment, net (Note 5) ............................    54,683,000     48,605,000
Goodwill and other long-term assets, net (Notes 1, 10 and 15) ...    12,355,000     11,394,000
                                                                 -----------------------------
                                                                   $206,110,000   $153,529,000
                                                                 =============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable ..............................................  $  9,287,000   $ 10,486,000
  Accrued expenses ..............................................    12,531,000     16,805,000
  Accrued commissions ...........................................     1,315,000      2,364,000
  Loans, notes and bonds payable, current portion (Note 6).......     9,396,000      8,812,000
  Capital lease obligations, current portion (Note 7)............     2,493,000      2,828,000
  Income taxes payable (Note 8) .................................     1,911,000      2,794,000
  Deferred income taxes (Note 8) ................................        61,000        563,000
                                                                 -----------------------------
     Total current liabilities ..................................    36,994,000     44,652,000
Loans, notes and bonds payable, less current portion (Note 6)....     8,813,000     13,525,000
Capital lease obligations (Note 7) ..............................     3,746,000      6,238,000
Deferred income taxes (Note 8) ..................................     2,703,000      4,423,000
Other long-term liabilities .....................................       288,000        793,000

Minority interest ...............................................       846,000        595,000

Stockholders' equity (Note 9):
  Preferred stock, par value $.01: 2,000,000 shares authorized;
    none issued and outstanding .................................             -              -
  Common stock, par value $.01: 50,000,000 shares authorized;
    issued 27,484,000 in 1998, and 25,068,000 in 1997 ...........       275,000        251,000
  Additional paid-in capital ....................................   118,516,000     53,860,000
  Retained earnings .............................................    35,082,000     30,646,000
  Accumulated other comprehensive income ........................    (1,153,000)    (1,454,000)
                                                                 -----------------------------

     Total stockholders' equity .................................   152,720,000     83,303,000
                                                                 -----------------------------
                                                                   $206,110,000   $153,529,000
                                                                 =============================


                             See accompanying notes.

                                   ATMI, INC.

                 SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME

                                                                    Year Ended December 31,
                                                          -------------------------------------------
                                                              1998           1997           1996
                                                          -------------  -------------  -------------

Revenues (Notes 1 and 14).............................    $165,106,000   $192,012,000   $154,390,000
Cost of revenues .....................................      83,419,000     92,561,000     73,673,000
                                                        --------------------------------------------
Gross profit .........................................      81,687,000     99,451,000     80,717,000
Operating expenses:
  Research and development ...........................      16,630,000     14,336,000     12,314,000
  Selling, general and administrative ................      56,523,000     60,593,000     48,435,000
  Merger related costs and other expenses
    (Notes 10 and 12) ................................       2,102,000      9,000,000      2,000,000
                                                        --------------------------------------------
                                                            75,255,000     83,929,000     62,749,000
                                                        --------------------------------------------
Operating income .....................................       6,432,000     15,522,000     17,968,000
Interest income ......................................       4,210,000      1,732,000      1,726,000
Interest expense (Note 6) ............................      (1,723,000)    (2,609,000)    (2,101,000)
Other income, net ....................................         539,000        340,000         94,000
                                                        --------------------------------------------
Income before taxes and minority interest ............       9,458,000     14,985,000     17,687,000
Income taxes (Note 8) ................................       4,412,000      8,588,000      4,745,000
                                                        --------------------------------------------
Income before minority interest ......................       5,046,000      6,397,000     12,942,000
Minority interest ....................................        (111,000)        (2,000)       151,000
                                                        --------------------------------------------
Net income ...........................................    $  4,935,000   $  6,395,000   $ 13,093,000
                                                        ============================================

Net income per share--basic (Notes 1 and 9) ..........           $0.19          $0.27          $0.58
                                                        --------------------------------------------

Net income per share--assuming dilution (Notes 1 and 9)          $0.18          $0.25          $0.54
                                                        --------------------------------------------
Weighted average shares outstanding--basic
(Notes 1 and 9) ......................................      25,645,000     23,617,000     22,700,000
                                                        --------------------------------------------
Weighted average shares outstanding--assuming dilution
(Notes 1 and 9) ......................................      27,423,000     25,660,000     24,318,000
                                                        --------------------------------------------



                             See accompanying notes.

                                   ATMI, INC.

          SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                                              Accumulated
                                                                                              -----------
                                                               Additional                        Other
                                                               ----------                        ----
                                                     Common      Paid-in       Retained      Comprehensive
                                                     ------      -------       --------      -------------
                                                      Stock      Capital       Earnings          Income         Total
                                                      -----      -------       --------          ------         -----
Balance at December 31, 1995 ....................   $238,000  $ 41,064,000   $13,268,000      $    91,000   $ 54,661,000
Issuance of 54,199 common shares pursuant
 to the exercise of employee stock options ......      1,000       188,000            --               --        189,000
Issuance of common and preferred shares by
 pooled entity ..................................         --       186,000            --               --        186,000

Distributions to stockholders ...................         --            --    (1,911,000)              --     (1,911,000)

Net income ......................................         --            --    13,093,000               --     13,093,000
Cumulative translation adjustment ...............         --            --            --         (169,000)      (169,000)
                                                                                                            ---------------
Comprehensive income ............................                                                             12,924,000
                                                   ------------------------------------------------------------------------
Balance at December 31, 1996 ....................    239,000    41,438,000    24,450,000          (78,000)    66,049,000

Issuance of 82,520 common shares pursuant
 to the exercise of employee stock options ......         --       454,000            --               --        454,000
Issuance of 151,250 common shares pursuant
 to the exercise of warrants ....................      2,000     1,688,000            --               --      1,690,000
Issuance of common shares to pooled entity ......     10,000     4,284,000            --               --      4,294,000
Issuance of common and preferred shares by
 pooled entity ..................................         --     5,046,000            --               --      5,046,000

Distributions to stockholders ...................         --            --      (199,000)              --       (199,000)
Compensation for the issuance of common
 shares .........................................         --       272,000            --               --        272,000
Tax benefit related to nonqualified stock
 options ........................................         --       678,000            --               --        678,000

Net income ......................................                              6,395,000                       6,395,000
Cumulative translation adjustment ...............         --            --            --       (1,376,000)    (1,376,000)
                                                                                                            ---------------
Comprehensive income ............................                                                              5,019,000
                                                   ------------------------------------------------------------------------
Balance at December 31, 1997 ....................    251,000    53,860,000    30,646,000       (1,454,000)    83,303,000

Issuance of  158,918 common shares pursuant
 to the exercise of employee stock options ......      1,000       782,000            --               --        783,000
Sale of 2,257,000 common shares, net of issuance
 costs of $4,161,000 ............................     23,000    62,403,000            --               --     62,426,000

Compensation for the issuance of common
 shares .........................................         --       372,000            --               --        372,000
Tax benefit related to nonqualified stock
 options ........................................         --     1,099,000            --               --      1,099,000
Distributions to stockholders ...................         --                    (397,000)              --       (397,000)
Adjustment to reflect change in pooled entity
 fiscal year ....................................         --            --      (102,000)              --       (102,000)


Net income ......................................         --            --     4,935,000               --      4,935,000
Unrealized loss on available-for-sale securities
 (net of tax benefit of $281,000) ...............         --            --            --         (500,000)      (500,000)

Cumulative translation adjustment ...............         --            --            --          801,000        801,000
                                                                                                            ---------------
Comprehensive income ............................                                                              5,236,000

                                                   ------------------------------------------------------------------------
Balance at December 31, 1998 ....................   $275,000  $118,516,000   $35,082,000      $(1,153,000)  $152,720,000
                                                   ------------------------------------------------------------------------


                             See accompanying notes.

                                   ATMI, INC.

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                     Year Ended December 31,
                                                                           -------------------------------------------
                                                                               1998           1997           1996
                                                                           -------------  -------------  -------------
Operating activities
Net income  .............................................................  $  4,935,000   $  6,395,000   $ 13,093,000
Adjustments to reconcile net income to net cash provided by
  Operating activities:
 Depreciation and amortization ..........................................     9,900,000      7,957,000      6,325,000
 Stock option compensation ..............................................       372,000        272,000              -
 Effect of change of fiscal year of pooled entity .......................      (102,000)             -              -
 Provision for bad debt .................................................       399,000      1,251,000        426,000
 Deferred income taxes ..................................................    (1,891,000)     2,369,000      1,107,000
 Tax benefit of nonqualified stock options ..............................     1,099,000        678,000              -
 Minority interest in net earnings of subsidiaries ......................       111,000          2,000       (151,000)
 Changes in operating assets and liabilities
   (Increase) decrease in accounts receivable ...........................    10,667,000    (11,624,000)    (2,462,000)
   (Increase) in inventory ..............................................      (796,000)    (4,085,000)    (5,115,000)
   (Increase) in other assets ...........................................    (4,394,000)    (2,990,000)      (525,000)
   Increase (decrease) in accounts payable ..............................    (1,187,000)      (628,000)     1,673,000
   Increase (decrease) in accrued expenses ..............................    (5,156,000)     4,055,000      2,852,000
   Increase (decrease) in other liabilities .............................      (672,000)       473,000     (1,883,000)
                                                                         --------------------------------------------
      Total adjustments .................................................     8,350,000     (2,270,000)     2,247,000
                                                                         --------------------------------------------
      Net cash provided (used) by operating activities ..................    13,285,000      4,125,000     15,340,000
                                                                         --------------------------------------------
Investing activities
Capital expenditures ....................................................   (15,023,000)    (9,084,000)   (14,729,000)
Long-term investment ....................................................             -       (250,000)             -
Sale (purchase) of marketable securities, net ...........................   (47,871,000)       777,000      3,617,000
Advances to LSL stockholder on note receivable ..........................             -              -       (286,000)
Payments for acquisitions ...............................................             -     (5,551,000)    (4,000,000)
Proceeds from sale of assets ............................................       199,000              -        648,000
                                                                         --------------------------------------------
      Net cash used by investing activities .............................   (62,695,000)   (14,108,000)   (14,750,000)
                                                                         --------------------------------------------
Financing activities
Borrowings from loans, notes, and bonds payable .........................     2,232,000      4,630,000      7,074,000
Payments on loans, notes, and bonds payable .............................    (6,747,000)    (4,411,000)    (3,610,000)
Distribution to stockholders ............................................      (397,000)      (199,000)    (1,911,000)
Payments on capital lease obligations ...................................    (2,831,000)    (3,125,000)    (1,476,000)
Proceeds from sale of common stock, net .................................    62,426,000              -              -
Proceeds from sale of common and preferred stock by pooled entities......             -      8,549,000        186,000
Investment by stockholder ...............................................             -        251,000        160,000
Proceeds from exercise of stock options and warrants ....................       783,000      2,144,000        189,000
                                                                         --------------------------------------------
      Net cash provided by financing activities .........................    55,466,000      7,839,000        612,000
                                                                         --------------------------------------------
Effects of exchange rate changes on cash ................................       120,000       (142,000)       (40,000)
                                                                         --------------------------------------------
Net increase (decrease) in cash and cash equivalents ....................     6,176,000     (2,286,000)     1,162,000
Cash and cash equivalents, beginning of year ............................    15,442,000     17,728,000     16,566,000
                                                                         --------------------------------------------
Cash and cash equivalents, end of year ..................................  $ 21,618,000   $ 15,442,000   $ 17,728,000
                                                                         ============================================


Supplemental disclosure of noncash financing activities
Conversion of note payable to preferred stock by pooled entity             $         --   $    685,000   $         --
                                                                         ============================================

                             See accompanying notes.

                                   ATMI, INC.

             NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

1.   Summary of Significant Accounting Policies

  Basis of Presentation

     The supplemental consolidated financial statements include the accounts of ATMI, Inc. and its majority-owned subsidiaries, after elimination of intercompany accounts and transactions. In addition, these financial statements give retroactive effect to the acquisitions of NewForm N.V. ("NewForm") and MST Analytics, Inc. ("MST") (which commenced operations January 3, 1997) which have been accounted for using the pooling-of-interests method. The acquisition of NewForm occurred on November 24, 1999, and the acquisition of MST occurred on November 29, 1999, as described in Note 10.

     Certain amounts have been reclassified to conform to current year presentation.

  Company's Activities

     ATMI, Inc. together with its subsidiaries (the ''Company'') is a leading supplier of materials and equipment used in the manufacture of semiconductor devices. The Company focuses on proprietary and patented products that are used in the manufacture of the thin films that are deposited on semiconductor wafers to make them functional as complex devices. ATMI provides:

 .    a broad range of ultrahigh-purity semiconductor materials;

 .    semiconductor materials packaging and delivery systems that bring materials to the processing equipment;

 .    sensors for the workplace and environment that detect materials as they move through the workplace;

 .    point-of-use environmental equipment that abates materials; and

 .    specialty thin film deposition services that provide coated wafers directly to customers.

  Revenue Recognition

     Revenues are recognized upon the shipment of goods. Contract revenues under fixed-price contracts and cost-reimbursement-type contracts are recognized using the percentage-of-completion method based upon costs incurred and estimated future costs. Provisions for expected losses on contracts are recorded in the period when identified. Revenues under fixed-price contracts from the U.S. Government were $2,739,000, $3,708,000, and $4,046,000 for the years ended December 31, 1998, 1997, 1996, respectively. Revenues under cost-reimbursement-type contracts from the U.S. Government were $5,208,000, $5,412,000, and $5,800,000 for the years ended December 31, 1998, 1997, 1996, respectively.

  Use of Estimates

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

Research and Development

     Research and development costs, including materials, labor, and overhead related to self-funded projects are expensed as incurred. External funding provided to the Company through cost-reimbursement contracts with the U.S. Government, are expensed as cost of contract revenues.

                                   ATMI, INC.

1.   Summary of Significant Accounting Policies (continued)

Marketable Securities and Investments

     Highly liquid investments with maturities of three months or less, when purchased, are classified as cash and cash equivalents. Investments with maturities greater than three months and less than two years are classified as marketable securities.

     The Company accounts for investments in accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company's policy is to protect the value of its investments portfolio and to minimize principal risk by earning returns based on current interest rates. All of the Company's marketable securities are classified as available-for-sale as of the balance sheet date and are reported at fair value with unrealized gains and losses recorded in accumulated other comprehensive income, net of tax. The cost of securities sold is based on the specific identification method. Interest on these securities is accrued and included in interest income.

     Management determines the classification of marketable debt securities at the time of purchase and reevaluates such designation as of each balance sheet date.

  Inventories

     Inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

  Property and Equipment

     Property and equipment is stated at cost. Depreciation and amortization of property and equipment is computed using the straight-line method over the estimated useful lives of the assets, which vary from three to thirty-five years.

  Foreign Currency Translation

     Adjustments relating to the translation of foreign currency to U.S. dollars are reported as a separate component of accumulated other comprehensive income. Gains or losses resulting from foreign currency transactions are included in other income (expense) and have been immaterial.

  Taxes

     The Company accounts for income taxes in accordance with the liability method. Under this method, deferred tax assets and liabilities are determined based upon differences between financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse.

                                   ATMI, INC.

1.   Summary of Significant Accounting Policies (continued)

  Fair Values of Financial Instruments

     The Company's financial instruments include cash and cash equivalents, marketable securities, accounts receivable, short-term investments and debt. Marketable securities are accounted for at fair value. All other financial instruments are accounted for on an historical cost basis which, due to the nature of these instruments, approximates fair value at the balance sheet dates.

  Long-Lived Assets

     The Company reviews on a periodic basis the value of its long-lived assets to determine whether an impairment exists. At December 31, 1998, no such impairment existed. Goodwill of $4.1 million and $4.4 million at December 31, 1998 and 1997 is amortized over periods of ten to twenty years and is stated net of accumulated amortization of $1.9 million and $1.0 million at December 31, 1998 and 1997, respectively.

  Stock Based Compensation

     The Company accounts for employee stock compensation plans in accordance with Accounting Principle Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees." Under APB No. 25, compensation cost is the excess, if any, of the quoted market price of the stock at the grant date over the amount the employee must pay to acquire the stock. The Company has elected to continue to account for its employee stock compensation plans under APB No. 25. Pro forma disclosures of net income, net income per share-basic and net income per share-assuming dilution, as if the fair value based method of accounting had been applied, are presented in Note 9.

  Per Share Data

     Basic and diluted earnings per share is calculated in accordance with FASB Statement No. 128, "Earnings Per Share". All earnings per share amounts for all periods have been presented in accordance with, and where appropriate restated to conform to, the requirements of Statement 128.

                                   ATMI, INC.

2.   Marketable Securities

     Marketable securities are comprised of the following at December 31, 1998:

                                                                       Gross         Estimated
                                                                       -----         ---------
                                                                     Unrealized         Fair
                                                                     ----------         ----
                                                       Cost             Loss           Value
                                                       ----             ----           -----
  Corporate obligations..........................   $49,563,000             --      $49,563,000
  U.S. Government obligations....................     8,695,000             --        8,695,000
  Certificates of deposit........................     4,887,000             --        4,887,000
                                                 ----------------------------------------------
    Total debt securities                            63,145,000             --       63,145,000
  Common stock investments.......................     2,187,000      $(781,000)       1,406,000
                                                 ----------------------------------------------
    Total marketable securities .................   $65,332,000      $(781,000)     $64,551,000
                                                 ==============================================

     Marketable securities are comprised of the following at December 31, 1997:

                                                                  Estimated
                                                                  ---------
                                                                    Fair
                                                                    ----
                                                      Cost          Value
                                                      ----          -----

  Corporate obligations..........................  $10,590,000    $10,590,000
  U.S. Government obligations....................    6,407,000      6,407,000
  Certificates of deposit........................      464,000        464,000
                                                   -----------    -----------
    Total marketable securities .................  $17,461,000    $17,461,000
                                                 ============================

All of the Company's marketable debt securities have maturities of less than two years.

3.   Accounts Receivable

     Amounts due from various agencies of the U.S. Government were approximately $2,054,000, and $2,619,000 of accounts receivable at December 31, 1998 and 1997, respectively. Unbilled accounts receivable were $620,000, and $1,019,000, and customer advances, included in other liabilities, were $790,000, and $612,000 at December 31, 1998 and 1997, respectively.

     Credit is extended to commercial customers based on an evaluation of their financial condition, and collateral is not generally required. The evaluation of financial condition is performed to reduce the risk of loss. The Company has not experienced any material losses due to uncollectible accounts receivable since inception. Certain transactions with foreign customers are supported by letters of credit. The Company maintains an allowance for doubtful accounts at a level that management believes is sufficient to cover potential credit losses.

                                   ATMI, INC.

4.   Inventories

     Inventories are comprised of the following:

                                                           December 31,
                                                    --------------------------
                                                        1998          1997
                                                    ------------  ------------
  Raw materials ........................            $14,335,000   $12,478,000
  Work in process ......................              2,392,000     3,948,000
  Finished goods .......................              4,350,000     3,723,000
                                                  ---------------------------
                                                     21,077,000    20,149,000
  Obsolescence reserve .................             (1,861,000)   (1,737,000)
                                                  ---------------------------
                                                    $19,216,000   $18,412,000
                                                  ===========================


5.  Property and Equipment

  Property and equipment is comprised of the following:

                                                            December 31,
                                                    ----------------------------
                                                        1998           1997
                                                    -------------  -------------
  Land..................................            $  1,944,000   $  1,793,000
  Buildings.............................              10,522,000     10,025,000
  Machinery and equipment...............              63,624,000     52,413,000
  Furniture and fixtures................               5,657,000      4,314,000
  Leasehold improvements................               8,094,000      6,194,000
                                                  -----------------------------
                                                      89,841,000     74,739,000
  Accumulated depreciation and
  amortization .........................             (35,158,000)   (26,134,000)
                                                  -----------------------------
                                                    $ 54,683,000   $ 48,605,000
                                                  =============================

     Depreciation expense for the years ended December 31, 1998, 1997 and 1996, was $9,068,000, $7,416,000, and $5,894,000, respectively.

                                   ATMI, INC.

6.   Loans, Notes and Bonds Payable

     Loans, notes and bonds payable consist of the following:

                                                                               December 31,
                                                                        ---------------------------
                                                                            1998          1997
                                                                        ------------  -------------
Note payable in conjunction with acquisition of Guardian Systems, bearing interest at 8.5%, due in three annual installments beginning
 January 1, 1999......................................................  $ 2,000,000    $ 2,000,000


Term loans with Connecticut state agency, bearing interest ranging
 between 5%-6%, due between August 2000 and June 2002.................    2,212,000      1,713,000

Equipment credit line with a commercial bank, bearing interest at
 8.25%, due through June 2000.........................................      525,000      1,128,000

Credit lines with commercial banks, bearing interest ranging between
 9.0%-9.75% available through May 1999................................    1,851,000      1,181,000

Notes payable primarily with commercial banks and leasing companies, bearing interest ranging between 2.5%-11.52%, due between April 1997
 and June 2006........................................................    7,466,000     11,830,000


Mortgages payable with financial institutions, bearing interest at
 8.63%, due November 2016.............................................    1,455,000      1,485,000

City of Bloomington, Minnesota Industrial Revenue Bond, interest rate is variable (4.40% and 4.05% at December 31, 1998 and 1997),
 quarterly payments of $100,000, due September 2005...................    2,700,000      3,000,000
                                                                        -----------    -----------
                                                                         18,209,000     22,337,000
Less current portion..................................................   (9,396,000)    (8,812,000)
                                                                        -----------    -----------
                                                                        $ 8,813,000    $13,525,000
                                                                        ===========    ===========

     The approximate aggregate debt maturities are as follows as of December 31, 1998:

1999....................................................      $ 7,096,000
2000....................................................        3,283,000
2001....................................................        2,804,000
2002....................................................        1,992,000
2003....................................................          693,000
Thereafter..............................................        2,341,000
                                                           -----------------
                                                              $18,209,000
                                                           =================

     The balance of loans and notes payable at December 31, 1998 and 1997, respectively include amounts due in foreign currencies as follows: Belgian Francs 1,994,000 and 1,694,000 and Deutschmarks 3,599,000 and 4,358,000.

     The term loans are collateralized by various equipment, leasehold improvements and renovations in the Company's Connecticut facility. The mortgages are collateralized by the building at the Company's Delatech subsidiary. The majority of the Company's notes payable are secured by the related real property or equipment. The Company's equipment credit line bears interest at prime plus 0.5% per annum and is collateralized by certain assets. The revolving credit lines are secured by substantially all the assets of certain of the Company's subsidiaries and have available borrowing capacity approximating $1,543,000 at December 31, 1998. The Company is in compliance with the equipment credit line and notes payable covenants.

                                   ATMI, INC.

6.   Loans, Notes and Bonds Payable (continued)

     The bondholders may tender the City of Bloomington, Minnesota bonds at any time for the principal amount plus accrued interest, as a result they have been classified as a current liability. The Company has the option to convert the bonds to a fixed rate provided all bonds can be remarketed at the fixed rate. The first fixed rate optional redemption date would be July 1 of the year that is halfway between the conversion date and July 1, 2005. If redeemed, the Company must pay 102% and 101% of bond principal in the first and second years following the first fixed rate optional redemption date, respectively. Prior to conversion to a fixed rate, the Company has the option to redeem the bonds without premium.

     Interest paid was $2,298,000, $2,824,000 and $2,186,000, for the years ended December 31, 1998, 1997, and 1996, respectively.

     Certain of the Company's subsidiaries' financing agreements contain limitations or prohibitions on the payment of dividends without the lender's consent or in conjunction with the subsidiary's failure to comply with various financial covenants. The Company has never declared or paid cash dividends on its capital stock. The Company does not anticipate paying any cash dividends in the foreseeable future.


7.   Leases

     The Company is obligated under capital leases for certain machinery and equipment that expire at various dates during the next five years. The gross amount of machinery and equipment under the capital leases and the related accumulated depreciation were as follows:

                                                       December 31,
                                             -------------------------------
                                                 1998              1997
                                             -------------     -------------
  Machinery and equipment .............       $12,269,000       $14,556,000
  Accumulated depreciation ............        (3,109,000)       (3,549,000)
                                              -----------       -----------
                                              $ 9,160,000       $11,007,000
                                              ===========       ===========

The following is a schedule of future minimum lease payments for capital leases as of December 31, 1998:

                                                           Capital Leases
                                                           --------------
     1999 ...................................                $ 2,943,000
     2000 ...................................                  2,173,000
     2001 ...................................                  1,570,000
     2002 ...................................                    359,000
                                                            ------------
  Total lease payments ......................                  7,045,000
  Less amount representing interest .........                   (806,000)
                                                            ------------
  Present value of net capital lease payments                  6,239,000
  Less current portion ......................                 (2,493,000)
                                                            ------------
  Long-term portion .........................                $ 3,746,000
                                                            ============

     The Company leases office and manufacturing facilities, and certain manufacturing equipment under several operating leases expiring between 1999 and 2005. Rental expense was $5,001,000, $4,569,000, and $3,663,000, for the years ended December 31, 1998, 1997 and 1996, respectively.

                                   ATMI, INC.

7.   Leases (continued)

     The following is a schedule of future minimum lease payments for operating leases as of December 31, 1998:

                                                                   Operating
                                                                   ---------
                                                                     Leases
                                                                     ------
     1999 ....................................................    $ 3,844,000
     2000 ....................................................      2,858,000
     2001 ....................................................      2,293,000
     2002 ....................................................      1,866,000
     2003 ....................................................        833,000
     Thereafter ..............................................        810,000
                                                                  -----------
  Total minimum lease payments................................    $12,504,000
                                                                  ===========

8.  Income Taxes

     Pretax income was taxed in the following jurisdictions:

                                                Year Ended December 31,
                                          ------------------------------------
                                             1998        1997         1996
                                          ----------  -----------  -----------
  Domestic ............................   $5,989,000  $13,677,000  $17,041,000
  Foreign .............................    3,358,000    1,306,000      797,000
                                          ----------  -----------  -----------
Total pretax income ...................   $9,347,000  $14,983,000  $17,838,000
                                          ----------  -----------  -----------

  Significant components of the provision for income taxes for the periods presented are as follows:

                                                       December 31,
                                           ------------------------------------
                                               1998         1997        1996
                                           ------------  ----------  ----------
Current:
  Federal .............................    $ 4,539,000   $5,305,000  $2,698,000
  State ...............................      1,116,000      740,000     865,000
  Foreign .............................        648,000      174,000      75,000
                                           -----------   ----------  ----------
Total current .........................      6,303,000    6,219,000   3,638,000
                                           -----------   ----------  ----------
Deferred:
  Federal .............................     (1,816,000)   1,896,000     658,000
  State ...............................       (536,000)     321,000     275,000
  Foreign .............................        461,000      152,000     174,000
                                           -----------   ----------  ----------
Total deferred ........................     (1,891,000)   2,369,000   1,107,000
                                           -----------   ----------  ----------
                                           $ 4,412,000   $8,588,000  $4,745,000
                                           ===========   ==========  ==========

                                   ATMI, INC.

8.   Income Taxes (continued)

     Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                            December 31,
                                                     --------------------------
                                                         1998          1997
                                                     ------------  ------------
Deferred tax assets:
  Accrued liabilities .............................. $ 1,234,000   $   660,000
  Inventory reserves ...............................   1,183,000       592,000
  Net operating loss carryforward and tax credits...   2,045,000     1,150,000
  Other, net .......................................     479,000       914,000
                                                    --------------------------
                                                       4,941,000     3,316,000
Valuation allowance ................................  (2,154,000)   (1,298,000)
                                                    --------------------------
                                                       2,787,000     2,018,000
Deferred tax liabilities:
  Depreciation .....................................  (3,430,000)   (2,659,000)
  Capital leases ...................................  (1,184,000)   (1,182,000)
  Other, net .......................................    (937,000)   (3,163,000)
                                                    --------------------------
                                                      (5,551,000)   (7,004,000)
                                                    --------------------------
Net deferred tax liabilities ....................... $(2,764,000)  $(4,986,000)
                                                    ==========================

     As of December 31, 1998, the Company has federal net operating loss carryforwards of $4,808,000. The net operating loss and tax credit carryforwards will expire at various dates beginning in 2007 through 2018, if not utilized.

     Utilization of the net operating losses and credits may be subject to a substantial annual limitation due to the "change in ownership" provisions of the Internal Revenue Code of 1986 and similar state provisions. The annual limitation may result in the expiration of these net operating losses and credits before utilization.

     As of December 31, 1998 and 1997, the Company's net operating loss and research credit carryforwards of approximately $2,045,000 and $1,150,000, respectively have been offset by a valuation allowance. The increase in the net valuation allowance in 1998 of $855,000 was a result of the acquisition of ACSI. The decrease in the net valuation allowance in 1997 of $1,497,000 was primarily due to the Company's continued profitability.

     Income taxes paid for the years ended December 31, 1998, 1997, and 1996 were $9,371,000, $6,160,000, and $4,552,000.

                                   ATMI, INC.

8.   Income Taxes (continued)

     The reconciliation of income tax computed at the U.S. federal statutory tax rate to the Company's tax expense is:

                                                            For the Year Ended December 31,
                                                        ---------------------------------------
                                                           1998          1997          1996
                                                        -----------  ------------  ------------
  U.S. statutory rate ................................  $3,178,000   $ 5,176,000   $ 6,066,000
  State income taxes .................................     266,000       662,000       833,000
  Foreign income taxes................................     228,000       (24,000)       (4,000)
  Effect of nondeductible acquisition expenses .......     599,000     3,548,000        13,000
  Income not subject to federal income taxation ......     (39,000)      (75,000)   (1,571,000)
  Net operating loss carryforward utilization ........          --      (296,000)   (1,285,000)
  Foreign sales corporation benefit ..................    (324,000)           --            --
  Reversal of valuation allowance ....................     855,000      (954,000)      320,000
  Tax credits ........................................    (244,000)           --            --
  Other, net .........................................    (107,000)      551,000       373,000
                                                      ----------------------------------------
                                                        $4,412,000   $ 8,588,000   $ 4,745,000
                                                      ========================================

     Prior to ATMI's acquisition of the Advanced Delivery & Chemical Systems Nevada, Inc. and its affiliates (collectively, the "ADCS Group"), the stockholders of Advanced Delivery & Chemical Systems Nevada, Inc. ("ADCS Nevada") elected S-Corporation status effective April 1, 1996. In October 1996, as a result of a transfer of shares to an ineligible S-Corporation shareholder, the S status was terminated. During the period that ADCS Nevada was an S-Corporation, its earnings were not subject to federal corporate income tax. Additional federal corporate income tax of $1,483,000 would have resulted if ADCS Nevada had been taxed as a C-Corporation for all of 1996, and the pro forma consolidated net income and net income per share-assuming dilution for ATMI for the year ended December 31, 1996 would have been $11,610,000 and $0.48, respectively.

                                   ATMI, INC.

8.   Income Taxes (continued)

     South Korea has granted the Company a five year full income tax exemption, which expires in 2003, and an additional three year 50% exemption, which expires in 2006.

     The former securityholders of the ADCS Group have agreed to indemnify the Company against losses arising out of certain tax matters. As security for these tax matters, the former securityholders of the ADCS Group have delivered 700,000 shares of the Company's common stock which they received into escrow (see Note
10). While the possible exposures are difficult to quantify, the Company believes that, regardless of the probability that liabilities arise, the potential exposures range from $0 to $22 million depending on the tax matter. During the second quarter 1999 the Company was notified by the Internal Revenue Service of an assessment of $2.1 million for certain of these tax matters. The Company believes that such assessment is without merit and intends to vigorously defend its position in these tax matters. Although the former securityholders of the ADCS Group have agreed to indemnify the Company against losses arising out of such tax matters, any assessments, if ultimately determined against the Company, would result in a charge to the Company's results of operations.

9.   Stockholders' Equity

     In March 1998, the Company completed a registered underwritten public offering of 5,428,000 shares, including over-allotments, of common stock at $29.50 per share. Net proceeds to the Company of $62,426,000 were from 2,257,291 shares sold by the Company while 3,170,709 shares were sold by certain stockholders. Costs of the offering, including underwriting commissions, were $4,161,000.

  Stock Plans

     In May 1998, the Company's stockholders approved the adoption of the 1998 Stock Plan ("1998 Plan"), which provides for the granting of up to 2,000,000 nonqualified stock options, "incentive stock options" ("ISOs"), stock appreciation rights and restricted stock awards to employees, directors and consultants of the Company.

     In May 1997, the Company's stockholders approved the adoption of the 1997 Stock Plan ("1997 Plan"), which provides for the granting of up to 900,000 nonqualified stock options, ISOs, stock appreciation rights and restricted stock awards to employees, directors and consultants of the Company.

     In May 1995, the Company's stockholders approved the adoption of the 1995 Stock Plan ("1995 Plan"), which provides for the granting of up to 500,000 nonqualified stock options, ISOs and stock appreciation rights to employees, directors and consultants of the Company. The Company's 1987 Stock Plan (the "1987 Plan"), as amended, provided for the granting of up to 1,115,833 nonqualified stock options and ISOs. The 1987 Plan expired in 1997.

                                   ATMI, INC.

9.   Stockholders' Equity (continued)

     Under the terms of these stock plans, nonqualified options granted may not be at a price of less than 50% of the fair market value of the common stock, and ISOs granted may not be at a price of less than 100% of fair market value of the common stock on the date of grant. All grants have been made at fair market value under the plans. Options are generally exercisable commencing one year after the date of grant at the rate of 20% per annum on a cumulative basis. Nonqualified options expire up to ten years from the date of grant, and ISOs expire five to ten years from the date of grant.

                                                    Number of    Option Price
                                                    ---------    ------------
                                                      Shares       Per Share
                                                      ------       ---------
  Options outstanding at December 31, 1995........    974,305   $ 0.28 - $13.88
     Granted .....................................     92,500   $ 9.88 - $17.63
     Canceled ....................................    (54,390)  $ 0.53 - $12.50
     Exercised ...................................    (54,199)  $ 0.28 - $12.50
                                                    ---------   ---------------
  Options outstanding at December 31, 1996........    958,216   $ 0.28 - $17.63
     Granted .....................................  1,023,506   $ 2.10 - $40.13
     Canceled ....................................   (348,250)  $ 0.53 - $40.13
     Exercised ...................................    (82,520)  $ 0.28 - $13.50
                                                    ---------   ---------------
  Options outstanding at December 31, 1997........  1,550,952   $ 0.28 - $29.38
     Granted .....................................    752,440   $14.00 - $33.00
     Canceled ....................................   (110,130)  $ 5.63 - $33.00
     Exercised ...................................   (158,918)  $ 0.28 - $17.63
                                                    ---------   ---------------
  Options outstanding at December 31, 1998........  2,034,344   $ 0.44 - $40.13
                                                    =========   ---------------

     At December 31, 1998, 1997, and 1996 options for 896,257, 782,409, and
567,066 shares, respectively, were exercisable, and at December 31, 1998 options for 1,822,277 shares were available for grant. Exercise prices for 784,167 options outstanding ranged from $0.44-$10.00; for 525,057 options outstanding ranged from $10.01-$20.00; and for 725,120 options outstanding ranged from $20.01- $40.13 as of December 31, 1998.

     The weighted average exercise price and remaining contractual life of options outstanding at December 31, 1998 was $14.28 and 7.5 years, respectively.

     As a result of the NOW merger in 1998 (see Note 10), stock options of NOW were converted into 205,089 of ATMI stock options. These stock options were converted into ATMI stock options at historical prices ranging from $4.04 to $8.90.

     As a result of the MST merger in 1999 (see Note 10), stock options of MST were converted into 123,016 of ATMI stock options. These stock options were converted into ATMI stock options at historical prices ranging from $2.10 to $15.74.

     If compensation expense for the Company's plans had been determined for all stock option grants based on the fair value at the grant dates for awards under those plans, consistent with the method described in SFAS No. 123, the Company's net income, net income per share-basic and net income per share-assuming dilution would have been reduced to the pro forma amounts indicated below:

                                                   1998         1997          1996
                                                -----------  -----------  ------------
  Net income.................................    $2,984,000   $5,556,000   $12,772,000
  Net income per share--basic................    $     0.12   $     0.24   $      0.56
  Net income per share--assuming dilution....    $     0.11   $     0.22   $      0.53

                                   ATMI, INC.

9.   Stockholders' Equity (continued)

     The fair value of each option grant, for pro forma disclosure purposes, was estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions:

                                           1998        1997        1996
                                        ----------  ----------  ----------
      Expected dividend yield              None        None        None
      Risk free interest rate              5.50%       6.00%       6.25%
      Expected volatility                  62.8%       56.0%       54.6%
      Expected life of options           7.5 years   7.5 years   7.5 years

     The weighted average fair value of non-canceled stock options granted in 1998, 1997 and 1996 was $14.74, $17.04 and $8.21, respectively.

  Employee Stock Purchase Plan

     The Employee Stock Purchase Plan ("ESPP Plan") was approved in May 1998 and enables all employees to subscribe at six month intervals to purchase shares of common stock at the lower of 85% of the fair market value of the shares on the first day or last day of each six month period. A maximum of 500,000 shares are authorized for subscription. At December 31, 1998 no shares had been issued under the ESPP Plan.

  Earnings Per Share

     The following table presents the computation of basic and diluted earnings per share:

                                                           1998         1997         1996
                                                        -----------  -----------  -----------
Numerator:
     Net income                                         $ 4,935,000  $ 6,395,000  $13,093,000
                                                      ---------------------------------------
  Denominator:
     Denominator for basic earnings per share-
       Weighted-average share                            25,645,000   23,617,000   22,700,000
     Dilutive effect of contingent shares related to
       acquisitions subject to escrow arrangements        1,289,000    1,289,000    1,190,000
     Dilutive effect of employee stock options              489,000      754,000      428,000
                                                      ---------------------------------------
     Denominator for diluted earnings per share          27,423,000   25,660,000   24,318,000
                                                      ---------------------------------------
  Net income per share--basic                           $      0.19  $      0.27  $      0.58
                                                      =======================================
  Net income per share--assuming dilution               $      0.18  $      0.25  $      0.54
                                                      =======================================

     Options to purchase 720,520, 16,000 and 32,000 shares of common stock, outstanding as of December 31, 1998, 1997 and 1996, respectively, were not included in the computation of diluted earnings per share because their exercise prices were greater than the average market price of the common shares and, therefore, their inclusion would be antidilutive.

                                   ATMI, INC.

10.  Mergers and Acquisitions

     On November 29, 1999, pursuant to an Agreement and Plan of Merger, the Company issued 993,282 shares of its common stock in exchange for all of the ownership interests of MST. MST (which commenced its operations January 3, 1997) manufactures and sells semiconductor gas monitoring system products.

     On November 24, 1999, pursuant to a Share Purchase Agreement, the Company issued 550,000 shares of its common stock in exchange for all of the ownership interests of NewForm. NewForm provides high-purity flexible ultra clean packaging used predominately in the semiconductor industry.

     On May 31, 1999, pursuant to an Agreement and Plan of Merger, the Company issued 2,347,499 shares of its common stock in exchange for all of the ownership interests of Delatech Incorporated. Delatech manufactures and distributes exhaust gas conditioning equipment used in the semiconductor industry.

     Also on May 31, 1999, pursuant to an Agreement and Plan of Merger, the Company issued 1,202,312 shares of its common stock in exchange for all of the ownership interests of ACSI. ACSI manufactures, distributes, and sells chemicals to integrated circuit manufacturers.

     On May 5, 1999, pursuant to a Merger Agreement, the Company issued 231,594 shares of its common stock in exchange for all of the ownership interests of TeloSense Corporation. TeloSense manufactures and sells electronic toxic gas sensors and gas monitoring systems.

     The former securityholders of ACSI, Delatech, NewForm and MST have agreed to indemnify the Company from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders. As security for these obligations, the former securityholders of ACSI, Delatech, NewForm and MST delivered 120,000, 234,000, 55,000 and 99,000 shares, respectively, of the Company's Common Stock which they received into escrow in connection with these acquisitions.

     The acquisitions of NewForm, MST, TeloSense, ACSI and Delatech were treated as a pooling of interests. Both TeloSense and Delatech's fiscal year ended on November 30. The Company's consolidated financial statements have been restated to combine TeloSense and Delatech's fiscal year-end November 30 and ATMI, ACSI, MST and NewForm's year-end December 31. For the years ended December 31, 1998, 1997 and 1996, prior to the acquisitions, revenues and net income of ATMI, TeloSense, ACSI, Delatech, NewForm and MST included in the financial statements are as follows:

     Revenues:                           1998           1997          1996
     ---------                       -----------------------------------------
     ATMI........................     $97,874,000   $116,732,000   $98,772,000
     TeloSense, ACSI and Delatech     $42,994,000   $ 62,043,000   $51,516,000
     NewForm and MST                  $24,238,000   $ 13,237,000   $ 4,102,000

     Net Income (Loss):                  1998           1997          1996
     ------------------              -----------------------------------------
     ATMI........................     $ 6,465,000   $  5,929,000   $12,202,000
     TeloSense, ACSI and Delatech     $(2,024,000)  $  1,228,000   $   539,000
     NewForm and MST                  $   494,000   $   (762,000)  $   352,000

                                   ATMI, INC.

10.  Mergers and Acquisitions (continued)

     On August 4, 1998, pursuant to a Merger Agreement, NOW became a wholly-owned subsidiary of ATMI. Pursuant to the Merger, each outstanding share of NOW Common Stock was converted into .865338 shares of ATMI Common Stock. In the aggregate, 1,593,952 shares of ATMI Common Stock were issued in the Merger. In addition, each outstanding option to purchase one share of NOW Common Stock was converted into a stock option to purchase .865338 shares of ATMI Common Stock. The Merger has been accounted for as a pooling of interests. NOW's fiscal year ended on March 31. The Company's consolidated financial statements have been restated to combine NOW's fiscal year end March 31 and ATMI's year end December 31. Certain adjustments have been made to the financial statements to combine the operations. An adjustment of $102,000 was made to retained earnings to adjust for the different fiscal year ends. NOW manufactures proprietary, state-of-the-art, high performance containers and dispensing systems for advanced purity chemicals used in the manufacture of microelectronics, particularly semiconductor integrated circuits and active matrix flat panel displays.

     The former securityholders of NOW have agreed to indemnify the Company from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders. As security for these obligations, the former securityholders of NOW delivered 80,000 shares of the Company's Common Stock which they received into escrow in connection with the acquisition by the Company of NOW.

     Non-recurring costs of approximately $1,700,000, primarily related to investment banker fees, legal fees, and accounting fees have been recorded as a one-time charge in 1998 in conjunction with the investigation, analysis, and August 1998 closing of the NOW transaction.

     The acquisition of NOW was treated as a pooling of interests. For the six month period ended June 30, 1998 and years ended December 31, 1997 and 1996, revenues and net income of ATMI and NOW included in the financial statements are as follows:

                                     Six Months Ended
Revenues:                            ----------------
                                      June 30, 1998        1997         1996
                                      -------------    ------------  -----------
      ATMI.........................   $   49,006,000   $101,877,000  $88,661,000
      NOW..........................   $    6,043,000   $ 14,855,000  $10,111,000

                                     Six Months Ended
      Net Income:                    ----------------
                                      June 30, 1998        1997         1996
                                      -------------    ------------  -----------
      ATMI.........................   $    5,999,000   $  4,421,000  $12,017,000
      NOW..........................   $      240,000   $  1,508,000  $   185,000


     On October 10, 1997, pursuant to an Agreement and Plan of Merger and Exchange dated April 7, 1997, the Company issued 5,468,747 shares of its Common Stock in exchange for all the ownership interests of the ADCS Group. The ADCS Group manufactures, markets and designs ultrahigh purity specialty thin film materials and related delivery equipment for the semiconductor and semiconductor equipment manufacturing industries. The acquisition of the ADCS Group was accounted for as a pooling of interests.

                                   ATMI, INC.

10.  Mergers and Acquisitions (continued)

     Also on October 10, 1997, pursuant to an Agreement and Plan of Merger, dated as of May 17, 1997, as amended, the Company issued 3,671,349 shares of the Company's Common Stock in exchange for all of the outstanding common stock of Lawrence Semiconductor Laboratories, Inc. and its affiliate (collectively, ''LSL'') in a merger transaction. As a result, LSL became a wholly-owned subsidiary of the Company. LSL is a provider of epitaxial processing of silicon wafers using chemical vapor deposition technology to meet customer specifications. The acquisition of LSL was accounted for as a pooling of interests.

     Non-recurring costs of approximately $9,000,000, primarily related to investment banker, legal, accounting fees, and a break-up fee in connection with a transaction between LSL and another investor, were recorded as a one-time charge in 1997 in conjunction with the investigation, analysis and October 1997 closings of the ADCS Group and LSL transactions.

     For the nine month period ended September 30, 1997 and year ended December 31, 1996, revenues and net income of ATMI, the ADCS Group and LSL included in the financial statements are as follows:

                                           Nine Months Ended
                                           -----------------
Revenues:                                 September 30, 1997         1996
---------                                 ------------------      -----------
      ATMI............................        $41,286,000         $46,350,000
      ADCS and LSL....................        $32,262,000         $42,311,000

                                           Nine Months Ended
                                           -----------------
Net Income:                               September 30, 1997         1996
-----------                               ------------------      -----------
      ATMI............................        $ 3,979,000         $ 3,321,000
      ADCS and LSL....................        $ 5,134,000         $ 8,696,000

     On July 15, 1997, MST Analytics, Inc. ("MST") acquired 100% of the outstanding capital stock of four operating companies (i) Environmental Monitoring Technology S.A. ("EMT"), a Swiss holding company which owns 100% of the stock of MST Measurement Systems, Inc. ("MST U.S."), based in Wheeling, Illinois; (ii) Micro-Sensor Technologie GmbH ("MST GmbH"), based in Munich, Germany; (iii) FPM Analytics, Inc. ("FPM"), based in Wheeling, Illinois; and
(iv) Sensoric GmbH ("Sensoric"), based in Bonn Germany ("four operating companies"). The aggregate purchase price for the four operating companies was $18.8 million which was composed of cash of $5.6 million, the issuance of MST's stock, and a two-year promissory note totaling $0.1 million.

     The acquisition has been accounted for as a purchase and, accordingly, the operating results of the four operating entities described above have been included in the Company's consolidated financial statements since the date of acquisition (July 15, 1997). The excess of the aggregate purchase price over the fair market value of the net assets acquired of $4.4 million is being amortized over 10 years. The following unaudited pro forma consolidated results of operations for the years ended December 31, 1997 and 1996 assume that the acquisition of the four operating companies occurred as of January 1, 1996:

                                                 1997          1996
                                           ------------------------------
Net sales                                    $200,256,000  $169,504,000
Income before taxes and minority interest    $ 15,485,000  $ 18,830,000
Net income                                      6,893,000    13,779,000
Net income per share assuming dilution       $       0.27  $       0.54
                                           ==============================

                                   ATMI, INC.

11.  Comprehensive Income

     During the first quarter of 1998, the Company adopted FASB Statement No. 130, "Reporting Comprehensive Income". Statement No. 130 requires the reporting of comprehensive income in addition to net income from operations. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

     The components of comprehensive income are as follows:


                                                    Currency           Unrealized Loss on
                                                    --------           ------------------
                                                   Translation         Available-for-Sale
                                                   -----------         ------------------
                                                   Adjustments              Securities              Total
                                                   -----------       ------------------------   -------------
Balance at December 31, 1996 ................          $   (78,000)                        --    $   (78,000)
Cumulative translation adjustment ...........           (1,376,000)                        --     (1,376,000)
                                                ------------------------------------------------------------
Balance at December 31, 1997 ................           (1,454,000)                        --     (1,454,000)
Unrealized loss on available-for-sale
 securities, (net of tax benefit of $281,000)                   --                  $(500,000)      (500,000)

Cumulative translation adjustment ...........              801,000                         --        801,000
                                                ------------------------------------------------------------
Balance at December 31, 1998 ................          $  (653,000)                 $(500,000)   $(1,153,000)
                                                ------------------------------------------------------------

12.  Restructuring Charge

     During the third quarter of 1998, the Company reduced its workforce and recorded a $400,000 restructuring charge. The Company's initiative was completed by December 31, 1998.

13.  Commitments and Contingencies

     On May 15, 1997, LSL settled patent infringement litigation with an equipment manufacturer, related to equipment used by LSL that was purchased from another manufacturer. Under the terms of the related settlement agreement, LSL agreed to pay the manufacturer $2,000,000 and to purchase reactors from the manufacturer assuming LSL's business conditions justify such purchases. LSL has purchased a reactor at an approximate fair market value of $2,500,000. LSL accrued the $2,000,000 relating to this settlement in the accompanying financial statements for the year ended December 31, 1996. The amount was paid to the manufacturer during the year ended December 31, 1997.

  In the normal course of business, the Company is involved in various lawsuits and claims. Although the ultimate outcome of any of these legal proceedings cannot be determined at this time, management, including internal counsel, does not believe that the outcome of these proceedings, individually or in the aggregate, will have a material adverse effect on the Company's financial position or results of operations.

                                  ATMI, INC.

14.  Segment and Geographic Data

     Segment information included under the caption "Segment Data" in Management's Discussion and Analysis of Financial Condition and Results of Operations is incorporated herein by reference and is an integral part of these financial statements.

     The Company's geographic data for years ended December 31, 1998, 1997 and 1996, are as follows:

                         United
In Thousands             States    Pacific Rim  Europe    Elimination    Total
--------------------------------------------------------------------------------

December 31, 1998
Total revenues          $112,445      $34,451  $20,779       $(2,569)  $165,106
Long-lived assets         56,757        1,373      653            --     58,783

December 31, 1997
Total revenues           136,453       42,829   14,572        (1,842)   192,012
Long-lived assets         50,773        1,734      498            --     53,005

December 31, 1996
Total revenues           102,953       41,023   10,414            --    154,390
Long-lived assets         39,968        2,195      463            --     42,626

     Revenues are attributed to countries based on the location of the customer. No one specific country within the Pacific Rim or Europe accounted for greater than 10% of consolidated revenues in 1998 and 1997. During 1996, the Company had export sales of approximately 15% to South Korea. Net income recorded by the Company's foreign subsidiaries is not material to the consolidated operations of the Company for the three years ended December 31, 1998. The Company utilized one vendor to manufacture product that accounted for approximately 8% and 7% of revenues in 1998 and 1997, respectively.

15.  Subsequent Events

     In connection with the investigation, analysis and May 1999 closings of the TeloSense, Delatech, and ACSI transactions (see Note 10), the Company has recorded merger and related costs of approximately $6.8 million in the second quarter ended June 30, 1999 which include $2.4 million of investment banker fees, legal and accounting fees. The acquisition of Delatech also resulted in a charge of $4.4 million to recognize the impaired value of certain inventory ($1 million) and goodwill ($3.4 million) associated with existing EcoSys product lines. These charges were based on the estimate of future cash flows on a discounted basis compared with the carrying value of these assets.

     In connection with the investigation, analysis and November 1999 closings of the NewForm and MST transactions (see Note 10), the Company has recorded merger and related costs of approximately $2.5 million in the fourth quarter ended December 31, 1999 which include investment banker fees, legal and accounting fees.

                  Quarterly Results of Operations (unaudited)
               (Thousands of Dollars, except per share amounts)


                                                                      Quarter                           Year
                                                           ----------------------------              ---------
1998                                                 First    Second     Third          Fourth          1998
----                                               --------  --------  ---------      ---------      ---------
Revenues........................................   $ 52,047  $ 44,446  $ 35,161        $ 33,452      $ 165,106
Gross profit....................................     28,528    21,294    14,907          16,958         81,687
Net income (loss)...............................      5,748     1,498    (2,351) (1)         40          4,935
Net income (loss) per share--basic..............     $ 0.24    $ 0.07   $ (0.09) (1)     $ 0.00         $ 0.19
Net income (loss) per share--assuming dilution..     $ 0.22    $ 0.05   $ (0.09) (1)     $ 0.00         $ 0.18
                                                                      Quarter                           Year
                                                          -----------------------------              ---------
1997                                                 First    Second     Third          Fourth          1997
----                                               --------  --------  ---------      ---------      ---------
Revenues........................................   $ 40,122  $ 42,849  $ 53,585        $ 55,456      $ 192,012
Gross profit....................................     20,256    22,396    28,529          28,270         99,451
Net income (loss)...............................      2,642     3,385     5,042          (4,674) (2)     6,395
Net income (loss) per share--basic..............     $ 0.11    $ 0.14    $ 0.21         $ (0.19) (2)    $ 0.27
Net income (loss) per share--assuming dilution..     $ 0.11    $ 0.13    $ 0.20         $ (0.19) (2)    $ 0.25

(1) Includes merger related costs of $1.7 million incurred in completing the NOW acquisition, and a restructuring charge of $0.4 million for severance for employees. The restructuring was completed by December 31, 1998.

(2) Includes merger related costs of $9.0 million incurred in investigating, analyzing and completing the ADCS Group and LSL acquisitions.

                                                                     Schedule II

                                  ATMI, INC.
                        VALUATION & QUALIFYING ACCOUNTS

                                         Balance at                            Balance at
                                         ----------                            ----------
                                         Beginning    Charged to                  End
                                         ---------    ----------                  ---
Year Ended                               of Period   Cost/Expense  Deductions   of Period
----------                               ----------  ------------  ----------   ---------
December 31, 1998
 Allowance for doubtful accounts.......  $1,487,000    $  399,000  $  927,000  $  959,000
 Obsolescence reserve..................   1,737,000     1,365,000   1,241,000   1,861,000
 Restructuring reserve.................           0       402,000     402,000           0

December 31, 1997
 Allowance for doubtful accounts.......     682,000     1,251,000     446,000   1,487,000
 Obsolescence reserve..................     952,000     1,608,000     823,000   1,737,000

December 31, 1996
 Allowance for doubtful accounts.......     284,000       426,000      28,000     682,000
 Obsolescence reserve..................     376,000       576,000           0     952,000

                                  ATMI, Inc.
                    Supplemental Consolidated Balance Sheet


                                                                   September 30,       December 31,
                                                                       1999               1998
                                                                       ----               ----
Assets                                                             (unaudited)
Current assets:
 Cash and cash equivalents                                         $ 26,139,000       $ 21,618,000
 Marketable securities                                               60,597,000         64,551,000
 Accounts receivable, net of allowance for doubtful accounts of
  $1,267,000 in 1999 and $959,000 in 1998                            37,355,000         25,708,000
 Inventories                                                         20,785,000         19,216,000
 Other                                                                6,979,000          7,979,000
                                                                  ---------------   ---------------
Total current assets                                                151,855,000        139,072,000

Property and equipment, net                                          54,567,000         54,683,000

Goodwill and other long-term assets, net                              8,724,000         12,355,000
                                                                  ---------------   ---------------
                                                                   $215,146,000       $206,110,000
                                                                  ===============   ===============

Liabilities and stockholders' equity
Current liabilities:
 Accounts payable                                                  $  9,930,000       $  9,287,000
 Accrued expenses                                                    12,263,000         12,531,000
 Accrued commissions                                                  2,250,000          1,315,000
 Loans, notes and bonds payable, current portion                      5,477,000          9,396,000
 Capital lease obligations, current portion                           2,271,000          2,493,000
 Income taxes and other current payables                              6,612,000          1,972,000
                                                                  ---------------   ---------------
Total current liabilities                                            38,803,000         36,994,000

Loans, notes payable, less current portion                            5,045,000          8,813,000
Capital lease obligations                                             2,296,000          3,746,000
Deferred income taxes                                                 3,790,000          2,703,000
Other long-term liabilities                                             391,000            288,000

Minority interest                                                     1,037,000            846,000

Stockholders' equity:
 Preferred stock, par value $.01: 2,000,000 shares authorized;
  none issued and outstanding                                                --                 --
 Common stock, par value $.01: 50,000,000 shares authorized;
  issued and outstanding 27,593,000 in 1999 and 27,484,000 in
  1998                                                                  277,000            275,000
 Additional paid-in capital                                         120,502,000        118,516,000
 Retained earnings                                                   41,526,000         35,082,000
 Accumulated other comprehensive income                               1,479,000         (1,153,000)
                                                                  ---------------   ---------------
Total stockholders' equity                                          163,784,000        152,720,000
                                                                  ---------------   ---------------
                                                                   $215,146,000       $206,110,000
                                                                  ===============   ===============

See accompanying notes.

                                  ATMI, Inc.
                 Supplemental Consolidated Statement of Income
                                  (unaudited)


                                                            Nine months ended September 30,
                                                            -------------------------------
                                                                1999               1998
                                                                ----               ----
Revenues                                                     $138,618,000     $131,654,000

Cost of revenues                                               66,583,000       66,925,000
                                                           ---------------- ----------------
Gross profit                                                   72,035,000       64,729,000

Operating expenses:
 Research and development                                      13,494,000       12,577,000
 Selling, general and administrative                           41,360,000       42,841,000
 Merger related costs and other expenses                        6,800,000        2,102,000
                                                           ---------------- ----------------
                                                               61,654,000       57,520,000
                                                           ---------------- ----------------
Operating income                                               10,381,000        7,209,000

Interest income                                                 3,343,000        2,898,000
Interest expense                                                 (983,000)      (1,381,000)
Other income                                                      (11,000)         277,000
                                                           ---------------- ----------------
Income before taxes and minority interest                      12,730,000        9,003,000

Income taxes                                                    5,750,000        4,037,000
                                                           ---------------- ----------------
Income before minority interest                                 6,980,000        4,966,000

Minority interest                                                (191,000)         (71,000)
                                                           ---------------- ----------------
Net income                                                   $  6,789,000     $  4,895,000
                                                           ================ ================

Net income per share-basic                                          $0.26            $0.19
                                                           ================ ================

Net income per share-assuming dilution                              $0.24            $0.18
                                                           ================ ================

Weighted average shares outstanding                            26,413,000       25,397,000
                                                           ================ ================

Weighted average shares outstanding-assuming dilution          28,256,000       27,374,000
                                                           ================ ================

See accompanying notes.

                                  ATMI, Inc.
               Supplemental Consolidated Statement of Cash Flows
                                  (unaudited)

                                                                   Nine months ended September 30,
                                                                   -------------------------------
                                                                       1999               1998
                                                                       ----               ----
Operating activities
Net income                                                           $ 6,789,000       $ 4,895,000
Adjustments to reconcile net income to net cash provided by
 operating activities:
  Depreciation and amortization                                        8,216,000         7,123,000
  Write-down of goodwill                                               3,386,000                --
  Effect of change of fiscal year of pooled entity                      (163,000)               --
  Provision for bad debt                                                 470,000           181,000
  Deferred income taxes                                                  241,000           124,000
  Stock compensation                                                      86,000                --
  Minority interest in net earnings of consolidated subsidiaries         191,000            71,000
  Changes in operating assets and liabilities
   (Increase) decrease in accounts receivable                        (12,196,000)       10,363,000
   (Increase) in inventory                                            (1,579,000)       (1,188,000)
   (Increase) decrease in other assets                                 1,065,000        (2,429,000)
   Increase (decrease) in accounts payable                               640,000        (1,228,000)
   Increase (decrease) in accrued expenses                               341,000        (5,262,000)
   Increase (decrease) in other liabilities                            4,051,000        (1,268,000)
                                                                     -------------    --------------
Total adjustments                                                      4,749,000         6,487,000
                                                                     -------------    --------------
Net cash provided by operating activities                             11,538,000        11,382,000
                                                                     -------------    --------------
Investing activities
Capital expenditures                                                  (7,650,000)      (12,062,000)
(Purchase) sale of marketable securities, net                          8,142,000       (57,585,000)
                                                                     -------------    --------------
Net cash used by investing activities                                    492,000       (69,647,000)
                                                                     -------------    --------------
Financing activities
Borrowings from loans, notes, and bonds payable.                         134,000         1,183,000
Payments on loans, notes, and bonds payable.                          (7,819,000)       (1,179,000)
Payment on capital lease obligations                                  (1,672,000)       (2,080,000)
Proceeds from sale of common stock, net                                       --        62,426,000
Proceeds from exercise of stock options and warrants                   1,905,000           590,000
                                                                     -------------    --------------
Net cash provided (used) by financing activities                      (7,452,000)       60,940,000
                                                                     -------------    --------------
Effects of exchange rate changes on cash                                 (57,000)           66,000
Net increase in cash and cash equivalents                              4,521,000         2,741,000
Cash and cash equivalents, beginning
 of period                                                            21,618,000        15,442,000
                                                                     -------------    --------------
Cash and cash equivalents, end of period                             $26,139,000       $18,183,000
                                                                     =============    ==============

See accompanying notes.

                                  ATMI, Inc.
        Notes To Supplemental Consolidated Interim Financial Statements
                                  (unaudited)


1. Basis of Presentation

The accompanying unaudited supplemental consolidated interim financial statements of ATMI, Inc. ("ATMI" or the "Company") have been prepared in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X and do not include all of the financial information and disclosures required by generally accepted accounting principles. In addition, these unaudited consolidated interim financial statements give retroactive effect to the acquisitions of ACSI, Delatech, TeloSense, NewForm and MST which have been accounted for using the pooling-of-interests method. The acquisition of MST and NewForm occurred on November 29, 1999 and November 24, 1999, respectively. The acquisitions of ACSI and Delatech occurred on May 31, 1999, and the acquisition of TeloSense occurred on May 5, 1999. All five transactions are described in Notes 6 and 7.

The balance sheet at December 31, 1998 has been derived from the audited supplemental consolidated financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

In the opinion of the management of ATMI, Inc. the financial information contained herein has been prepared on the same basis as the audited consolidated supplemental financial statements contained in the Company's Current Report on Form 8-K/A for the year ended December 31, 1998, and includes adjustments (consisting only of normal recurring adjustments) necessary to present fairly the unaudited quarterly results set forth herein. The Company's quarterly results have, in the past, been subject to fluctuation and, thus, the operating results for any quarter are not necessarily indicative of results for any future fiscal period. For further information, refer to the supplemental financial statements and footnotes thereto included in this Form 8-K/A.

2. Per Share Data

The following table presents the computation of basic and diluted earnings per share for the nine months ended September 30:

                                                          1999         1998
                                                          ----         ----
Numerator:
     Net income                                        $ 6,789,000  $ 4,895,000
                                                      =========================
  Denominator:
     Denominator for basic earnings per share-
     weighted-average share                             26,413,000   25,397,000
     Dilutive effect of contingent shares related
     to acquisitions subject to escrow arrangements 1,209,000 1,289,000 Dilutive effect of employee stock options,
     net of tax benefit                                    634,000      688,000
                                                      -------------------------
     Denominator for diluted earnings per share        $28,256,000  $27,374,000
                                                      =========================

  Net income per share--basic                          $      0.26  $      0.19
                                                      =========================

  Net income per share--assuming dilution              $      0.24  $      0.18
                                                      =========================

3. Inventory

Inventory is comprised of the following:

                                              September 30,      December 31,
                                                  1999              1998
                                            ----------------  ----------------


             Raw materials                     $17,258,000       $14,335,000
             Work in process                     2,218,000         2,392,000
             Finished goods                      3,484,000         4,350,000
                                            ----------------  ----------------
                                                22,960,000        21,077,000
             Obsolescence reserve               (2,175,000)       (1,861,000)
                                            ----------------  ----------------
                                               $20,785,000       $19,216,000
                                            ================  ================

4. Comprehensive Income

     Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

     The following table presents the computation of comprehensive income at September 30:


                                                                              Nine Months Ended
                                                                                 September 30,
                                                                             1999            1998
                                                                         -------------   -------------
            Net income                                                    $ 6,789,000      $ 4,895,000
                                                                         -------------   -------------
               Cumulative translation adjustment                           (1,201,000)      (1,031,000)
               Unrealized gain on available-for-sale securities
                (net of taxes of $11,000)                                   2,680,000               --
                                                                         -------------   -------------

            Comprehensive income                                          $ 8,268,000      $ 3,564,000
                                                                         =============   =============

5. Segment Data

     Segment information included under the caption "Segment Data" in Management's Discussion and Analysis of Financial Condition and Results of Operations is incorporated herein by reference and is an integral part of these unaudited supplemental interim financial statements.

6. Mergers and Acquisitions

     On May 31, 1999, pursuant to an Agreement and Plan of Merger, the Company issued 2,347,499 shares of its common stock in exchange for all of the ownership interests of Delatech Incorporated. Delatech manufactures and distributes exhaust gas conditioning equipment used in the semiconductor industry.

     Also on May 31, 1999, pursuant to an Agreement and Plan of Merger, the Company issued 1,202,312 shares of its common stock in exchange for all of the ownership interests of ACSI. ACSI manufactures, distributes, and sells chemicals to integrated circuit manufacturers.

     On May 5, 1999, pursuant to a Merger Agreement, the Company issued 231,594 shares of its common stock in exchange for all of the ownership interests of TeloSense Corporation. TeloSense manufactures and sells electronic toxic gas sensors and gas monitoring systems.

     In connection with the investigation, analysis and May 1999 closings of the TeloSense, Delatech, and ACSI transactions, the Company has recorded merger and related costs of approximately $6.8 million in the second quarter ended June 30, 1999 which include $2.4 million of investment banker fees, legal and accounting fees. The acquisition of Delatech also resulted in a charge of $4.4 million to recognize the impaired value of certain inventory ($1 million) and goodwill ($3.4 million) associated with existing EcoSys product lines. These charges were based on the estimate of future cash flows on a discounted basis compared with the carrying value of these assets.

     The former securityholders of ACSI and Delatech have agreed to indemnify the Company from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders. As security for these obligations, the former securityholders of ACSI and Delatech delivered 120,000 and 234,000 shares, respectively, of the Company's Common Stock which they received into escrow in connection with these acquisitions.

     The acquisitions of TeloSense, ACSI and Delatech were treated as a pooling of interests. Both TeloSense and Delatech's fiscal year ended on November 30. The financial statements have been restated to combine TeloSense and Delatech's fiscal year-end November 30 and ATMI and ACSI's year-end December 31. Certain adjustments have been made to the financial statements to combine their operations. An adjustment of $163,000 was made to retained earnings to adjust for the different fiscal year ends. The following represents unaudited results of operations of the Company and the merged entities of TeloSense, ACSI and Delatech for the nine months ended September 30, 1999 and 1998:

                                          Three months ended   Nine months ended
                                              March 31,          September 30,
      Revenues:                                  1999                1998
      ---------                           --------------------------------------
      ATMI........................           $24,029,000          $30,534,000
      TeloSense, ACSI and Delatech           $ 8,535,000          $16,102,000

      Net Income:
      -----------
      ATMI........................           $ 1,992,000          $ 4,565,000
      TeloSense, ACSI and Delatech           $   (49,000)         $   871,000

7. Subsequent Events

     On November 29, 1999, pursuant to an Agreement and Plan of Merger, the Company issued 993,282 shares of its common stock in exchange for all of the ownership interests of MST. MST (which commenced its operations January 3, 1997) manufactures and sells semiconductor gas monitoring system products.

     On November 24, 1999, pursuant to a Share Purchase Agreement, the Company issued 550,000 shares of its common stock in exchange for all of the ownership interests of NewForm. NewForm provides high-purity flexible ultra clean packaging used predominately in the semiconductor industry.

     The former securityholders of NewForm and MST have agreed to indemnify the Company from and against certain losses arising out of breaches of representations and warranties made by the respective securityholders. As security for these obligations, the former securityholders of NewForm and MST delivered 55,000 and 99,000 shares, respectively, of the Company's Common Stock which they received into escrow in connection with these acquisitions.

     The acquisitions of NewForm and MST were treated as a pooling of interests and as a result, the Company's consolidated financial statements have been restated. For the nine months ended September 30, 1999 and 1998, prior to the acquisitions, revenues and net income of ATMI, NewForm and MST included in the financial statements are as follows:

                                              Nine months ended September 30,
      Revenues:                                    1999             1998
      ---------                               -------------------------------
      ATMI........................             $121,168,000     $113,026,000
      NewForm and MST                            17,450,000       18,628,000

      Net Income (Loss):
      ------------------
      ATMI........................                5,620,000        4,239,000
      NewForm and MST                             1,169,000          656,000

     In connection with the investigation, analysis and November 1999 closings of the NewForm and MST transactions, the Company has recorded in the fourth quarter ended December 31, 1999 merger and related costs of approximately $2.5 million which include investment banker fees, legal and accounting fees.